Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269351

Equitable Financial Life Insurance Company of America

Equitable Financial Life Insurance Company

Rate Sheet Supplement dated November 1, 2023 to the current prospectus for Structured Capital Strategies® Income

This Rate Sheet Supplement (“Supplement”) updates certain information in the prospectus dated May 1, 2023 and in any supplements to the prospectus (collectively, the “Prospectus”). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The Structured Capital Strategies® Income contract provides retirement income with a Guaranteed Lifetime Withdrawal Benefit (“GLWB”), which guarantees the ability to withdraw a level of income each year, regardless of market performance, as long as the withdrawal doesn’t exceed the Guaranteed Annual Income Amount (“GAIA”). Under the GLWB, we use an income rate or income rates depending on your choice of the level or accelearated income option to calculate the GAIA and a Deferral Incentive rate to calculate any Deferral Incentive. For more information, see “Guaranteed Lifetime Withdrawal Benefit” in the Prospectus. The rates and charges in this Supplement can be superseded at any time as described below. The effective date of the following rates and charges is November 13, 2023 (the “rate effective date”) until superseded:

Deferral Incentive Rate: 7%

Income Rates

Level Income Option			Accelerated Income Option
	Single	Joint		Single		Joint
Age			Age	Pre Depletion	Post Depletion	Pre Depletion	Post Depletion
45	4.00%	3.50%	45	5.50%	2.50%	5.00%	2.50%
46	4.10%	3.60%	46	5.60%	2.50%	5.10%	2.50%
47	4.20%	3.70%	47	5.70%	2.50%	5.20%	2.50%
48	4.30%	3.80%	48	5.80%	2.50%	5.30%	2.50%
49	4.40%	3.90%	49	5.90%	2.50%	5.40%	2.50%
50	4.50%	4.00%	50	6.00%	2.50%	5.50%	2.50%
51	4.60%	4.10%	51	6.10%	2.50%	5.60%	2.50%
52	4.70%	4.20%	52	6.20%	2.50%	5.70%	2.50%
53	4.80%	4.30%	53	6.30%	2.50%	5.80%	2.50%
54	4.90%	4.40%	54	6.40%	2.50%	5.90%	2.50%
55	5.00%	4.50%	55	6.50%	2.50%	6.00%	2.50%
56	5.10%	4.60%	56	6.60%	2.60%	6.10%	2.60%
57	5.20%	4.70%	57	6.70%	2.70%	6.20%	2.70%
58	5.30%	4.80%	58	6.80%	2.80%	6.30%	2.80%
59	5.40%	4.90%	59	6.90%	2.90%	6.40%	2.90%
60	5.50%	5.00%	60	7.00%	3.00%	6.50%	3.00%
61	5.60%	5.10%	61	7.10%	3.10%	6.60%	3.10%
62	5.70%	5.20%	62	7.20%	3.20%	6.70%	3.20%
63	5.80%	5.30%	63	7.30%	3.30%	6.80%	3.30%
64	5.90%	5.40%	64	7.40%	3.40%	6.90%	3.40%
65	6.00%	5.50%	65	7.50%	3.50%	7.00%	3.50%
66	6.10%	5.60%	66	7.60%	3.60%	7.10%	3.60%
67	6.20%	5.70%	67	7.70%	3.70%	7.20%	3.70%
68	6.30%	5.80%	68	7.80%	3.80%	7.30%	3.80%
69	6.40%	5.90%	69	7.90%	3.90%	7.40%	3.90%
70	6.50%	6.00%	70	8.00%	4.00%	7.50%	4.00%
71	6.60%	6.10%	71	8.00%	4.00%	7.50%	4.00%
72	6.70%	6.20%	72	8.00%	4.00%	7.50%	4.00%
73	6.80%	6.30%	73	8.00%	4.00%	7.50%	4.00%
74	6.90%	6.40%	74	8.00%	4.00%	7.50%	4.00%
75	7.00%	6.50%	75	8.00%	4.00%	7.50%	4.00%
76	7.00%	6.50%	76	8.00%	4.00%	7.50%	4.00%
77	7.00%	6.50%	77	8.00%	4.00%	7.50%	4.00%
78	7.00%	6.50%	78	8.00%	4.00%	7.50%	4.00%
79	7.00%	6.50%	79	8.00%	4.00%	7.50%	4.00%
80	7.00%	6.50%	80	8.00%	4.00%	7.50%	4.00%

IM-85-22 (11/23)	Cat #800002 (11/23)
#550817

GLWB Charge (as a percentage of the GLWB benefit base)

	Single	Joint
Level Income Option	1.50%	1.50%
Accelerated Income Option	1.50%	1.50%

The rates and charges in this Supplement can be superseded. The rate effective date of a subsequent Rate Sheet Supplement will be at least 10 days after it is filed.

If you sign your application on or after the above rate effective date and we issue you a contract based on that application:

•

If a subsequent Rate Sheet Supplement with a lower income rate or income rates (whichever is applicable), lower Deferral Incentive rate or higher GLWB charge becomes effective before your contract is issued, your income rate or income rates (whichever is applicable), Deferral Incentive rate and GLWB charge will not change.

•

If a subsequent Rate Sheet Supplement with a higher income rate or income rates (whichever is applicable), higher Deferral Incentive rate or lower GLWB charge becomes effective before your contract is issued, your income rate or income rates (whichever is applicable), Deferral Incentive rate and/or GLWB charge will change to match the higher rate(s) or lower charge.

Once your contract is issued, the GLWB charge percentage will not change and the Rate Sheet Supplement applicable to your contract will not change during the life of your contract.

For information about the income rates, Deferral Incentive rate and GLWB charge applicable to you, please contact the customer service group toll-free at 1-800-789-7771. You can also visit www.equitable.com to view the current rates and charge. Historical income rates, Deferral Incentive rates and GLWB charges may be found in Appendix “Historical Rates and Charges” to the Prospectus, as well as on the U.S. Securities and Exchange Commission’s website (www.sec.gov) by searching for File Nos. 333-265028 (EFLOA) or 333-258709 (EFLIC).